Exhibit 99.1

June 5, 2024

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS STRONG SECOND QUARTER RESULTS, UPDATES FISCAL 2024 OUTLOOK

•
Second quarter net sales of $616.9 million compared to $681.2 million in the prior year quarter
•
Second quarter net income of $15.2 million compared to net income of $14.2 million in the prior year quarter
•
Second quarter Adjusted EBITDA1 of $37.5 million compared to $41.9 million in the prior year quarter, the latter of which included $10.2 million of Adjusted EBITDA attributable to Collins Bus Corporation (“Collins”) which was divested on January 26, 2024
•
Second quarter Adjusted Net Income1 of $20.9 million compared to $20.8 million in the prior year quarter
•
Updated full-year fiscal 2024 outlook:
o
Net sales of $2.4 to $2.5 billion, net income of $230.0 to $245.0 million, Adjusted EBITDA of $151.0 to $165.0 million, and Adjusted Net Income of $76.0 to $90.0 million;
o
Net cash from operating activities of $20.0 to $35.0 million, which includes approximately $71.0 million of income tax and transaction costs related to divestiture activities, and Adjusted Free Cash Flow1 of $61.0 to $72.0 million

Brookfield, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG) (the “company”), a manufacturer of industry-leading specialty and recreational vehicles, today reported results for the three months ended April 30, 2024 (“second quarter 2024”). Consolidated net sales in the second quarter 2024 were $616.9 million, compared to $681.2 million for the three months ended April 30, 2023 (“second quarter 2023”). Net sales for the second quarter 2023 included $46.9 million attributable to Collins. Excluding the impact of the Collins divestiture, net sales decreased $17.4 million, or 2.7% compared to the prior year quarter. The decrease was primarily due to lower net sales in the Recreational Vehicles segment, partially offset by higher net sales in the Specialty Vehicles segment.

The company’s second quarter 2024 net income was $15.2 million, or $0.28 per diluted share, compared to net income of $14.2 million, or $0.24 per diluted share, in the second quarter 2023. Adjusted Net Income for the second quarter 2024 was $20.9 million, or $0.39 per diluted share, compared to Adjusted Net Income of $20.8 million, or $0.35 per diluted share, in the second quarter 2023. Adjusted EBITDA in the second quarter 2024 was $37.5 million, compared to $41.9 million in the second quarter 2023. Adjusted EBITDA for the second quarter 2023 included $10.2 million attributable to Collins. Excluding the impact of the Collins divestiture, Adjusted EBITDA increased $5.8 million, or 18.3% compared to the prior year quarter. The increase was primarily due to higher contribution from the Specialty Vehicles segment, partially offset by lower results in the Recreational Vehicles segment.

“We are pleased to have delivered another strong quarter of operating results,” REV Group Inc. President and CEO, Mark Skonieczny, said. “We continue to experience robust demand in our Fire and Ambulance businesses and remain focused on operating initiatives that drive throughput improvements across our manufacturing sites. The Specialty Vehicles segment results demonstrate that these initiatives are taking hold and continue to build from prior quarters’ momentum. Within the Recreational Vehicles segment, we continue to be proactive in managing our cost structure to align with end market demand and delivered operating margins in line with our expectations. The progress we have made across the enterprise provides us confidence in our ability to deliver our full-year fiscal guidance.”

1 Adjusted Net Income, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

REV Group Second Quarter Highlights

•
Effective January 26, 2024, the company completed the sale of Collins to Forest River Bus, LLC. In connection with the completion of the sale of Collins, the company received cash consideration of $308.2 million, inclusive of certain preliminary working capital adjustments. The company used a portion of the proceeds from the sale of Collins to reduce outstanding borrowings under its 2021 ABL facility (“ABL”) to zero. On February 16, 2024, remaining proceeds, as well as borrowings under the ABL, were used to return cash to shareholders in the form of a $3.00 per common share special cash dividend, totaling $179.3 million.
•
On February 20, 2024, the company closed a registered underwritten public offering of 18,400,000 shares of its common stock by American Industrial Partners (“AIP”), then the company's largest equity holders. 10,400,000 of these shares were sold to the public, and the remaining 8,000,000 shares were repurchased by the company for a purchase price of $126.1 million. The company funded the repurchase with borrowings under its ABL. The company did not sell any shares of common stock and did not receive any proceeds in connection with this offering.
•
On March 15, 2024, the company closed a registered underwritten secondary public offering of 7,395,191 shares of the Company’s common stock by AIP. The company did not sell any shares of common stock and did not receive any proceeds in connection with this offering. The offering reduced AIP's ownership in company shares to approximately 3.4%. In connection with the closing of the offering, AIP no longer had the right to nominate any directors to the board of directors and AIP's representatives on the board tendered their resignations from the board effective as of March 15, 2024. These resignations were not the result of any disagreement with the Company.
•
On April 15, 2024, the board of directors approved the appointment of Amy Campbell as Senior Vice President / Chief Financial Officer. Upon Ms. Campbell joining the company, Mark Skonieczny, who had been serving as the company’s interim CFO, stepped down as interim CFO and continued in his role as President and Chief Executive Officer.
•
On April 30, 2024, the company sold the operating assets of the Fire Regional Technical Center in Florida. This transaction represented the sale of the company’s last remaining owned fire dealership. The business has now transitioned to a fully independent dealership distribution model.
•
On May 30, 2024, the company announced that Cynthia (Cindy) Augustine was elected as an independent member of its board of directors.

“The actions taken by the company were aimed at simplifying our portfolio of products and operating structure, returning cash to our shareholders, and fortifying our leadership team. We continue to believe that the operational improvements we have made in the business, along with these actions, provides opportunity for earnings growth and will accelerate shareholder value creation,” said Skonieczny.

Specialty Vehicles Segment Highlights

Specialty Vehicles segment net sales were $437.4 million in the second quarter 2024, an increase of $12.4 million, or 2.9%, from $425.0 million in the second quarter 2023. Net sales for the second quarter 2023 included $46.9 million attributable to Collins. Excluding the impact of the Collins divestiture, net sales increased $59.3 million, or 15.7% compared to the prior year quarter. The increase in net sales compared to the prior year quarter was primarily due to price realization and increased shipments of fire apparatus and ambulance units, partially offset by lower shipments of terminal trucks. Specialty Vehicles segment backlog at the end of the second quarter 2024 was $4,064.4 million compared to $3,358.5 million at the end of the second quarter 2023. Backlog at the end of the second quarter 2023 included $191.5 million related to Collins. Excluding the impact of the Collins divestiture, backlog increased $897.4 million compared to the prior year quarter. The increase was primarily the result of continued demand and order intake for fire apparatus and ambulance units, along with pricing actions, partially offset by a decrease in backlog related to the wind down of municipal transit operations, increased unit shipments, and lower order intake for terminal truck units.

Specialty Vehicles segment Adjusted EBITDA was $33.8 million in the second quarter 2024, an increase of $13.5 million, or 66.5%, from Adjusted EBITDA of $20.3 million in the second quarter 2023. Adjusted EBITDA for the second quarter 2023 included $10.2 million attributable to Collins. Excluding the impact of the Collins divestiture, Adjusted EBITDA increased $23.7 million, or 234.7% compared to the prior year quarter. Profitability within the segment benefited from price realization and higher sales volume of fire apparatus and ambulance units, partially offset by inflationary pressures and lower sales volume of terminal trucks.

Recreational Vehicles Segment Highlights

Recreational Vehicles segment net sales were $179.7 million in the second quarter 2024, a decrease of $76.9 million, or 30.0%, from $256.6 million in the second quarter 2023. The decrease in net sales compared to the prior year quarter was primarily due to decreased unit shipments and increased discounting, partially offset by price realization. Recreational Vehicles segment backlog at the end of the second quarter 2024 was $274.7 million, a decrease of $220.3 million compared to $495.0 million at the end of the second quarter 2023. The decrease was primarily the result of lower order intake in certain categories, unit shipments against backlog, and order cancelations.

Recreational Vehicles segment Adjusted EBITDA was $12.1 million in the second quarter 2024, a decrease of $17.0 million, or 58.4%, from $29.1 million in the second quarter 2023. The decrease was primarily due to lower unit shipments, increased discounting, and inflationary pressures, partially offset by price realization and cost reduction actions.

Working Capital, Liquidity, and Capital Allocation

Net debt2 totaled $181.8 million as of April 30, 2024, including $38.2 million cash on hand. The company had $280.3 million available under its ABL revolving credit facility as of April 30, 2024, a decrease of $103.8 million as compared to the October 31, 2023 availability of $384.1 million. Trade working capital3 for the company as of April 30, 2024 was $324.0 million, compared to $318.5 million as of October 31, 2023. The increase was primarily due to a decrease in accounts payable and customer advances, partially offset by a decrease in accounts receivable and inventory. Capital expenditures in the second quarter 2024 were $5.9 million compared to $6.8 million in the second quarter 2023.

Updated Fiscal Year 2024 Outlook

	Full Fiscal Year 2024
	Updated Guidance		Prior Guidance[4]
($ in millions)	Low	High	Low	High
Net Sales	$2,400	$2,500	$2,450	$2,550
Net Income	$230	$245	$224	$245
Adjusted EBITDA	$151	$165	$145	$165
Adjusted Net Income	$76	$90	$72	$90
Adjusted Free Cash Flow	$61	$72	$57	$72

Quarterly Dividend

The company’s board of directors declared a regular quarterly cash dividend in the amount of $0.05 per share of common stock, payable on July 12, 2024, to shareholders of record on June 28, 2024, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

A conference call to discuss the company’s fiscal year 2024 second quarter financial results and our outlook is scheduled for June 5, 2024, at 10:00 a.m. ET. A supplemental slide deck will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreation Vehicle Segment manufactures a variety of RVs, from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

2 Net Debt is defined as total debt less cash and cash equivalents.

3 Trade Working Capital is defined as accounts receivable plus inventories less accounts payable and customer advances.

4 Guidance from the 1Q fiscal year 2024 results announcement, as presented in our press release dated March 6, 2024.

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, and depreciation and amortization, as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments, which we believe are not indicative of our underlying operating performance, as well as non-cash intangible asset amortization and stock-based compensation. Adjusted Free Cash Flow is calculated as net cash from operating activities, excluding transaction expenses and income taxes associated with divestiture activities, minus capital expenditures.

The company believes that the use of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Adjusted Free Cash Flow to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Cautionary Statement About Forward-Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “outlook,” “guidance,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook for the full fiscal year 2024.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s subsequent quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise.

Contact

Drew Konop

VP, Investor Relations & Corporate FP&A

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

		(Audited)
	April 30, 2024	October 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$38.2	$21.3
Accounts receivable, net	210.6	226.5
Inventories, net	630.4	657.7
Other current assets	26.0	27.7
Total current assets	905.2	933.2
Property, plant and equipment, net	150.1	159.5
Goodwill	137.7	157.3
Intangible assets, net	98.3	115.7
Right of use assets	32.7	37.0
Other long-term assets	6.4	7.7
Total assets	$1,330.4	$1,410.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$190.2	$208.3
Short-term customer advances	176.9	214.5
Income tax payable	35.5	11.8
Short-term accrued warranty	15.8	23.4
Short-term lease obligations	6.8	7.4
Other current liabilities	93.3	91.8
Total current liabilities	518.5	557.2
Long-term debt	220.0	150.0
Long-term customer advances	149.9	142.9
Deferred income taxes	9.9	8.2
Long-term lease obligations	26.6	30.0
Other long-term liabilities	25.8	24.1
Total liabilities	950.7	912.4
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 51,914,477 and 59,505,829 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	314.5	445.0
Retained earnings	65.1	52.7
Accumulated other comprehensive income	—	0.2
Total shareholders' equity	379.7	498.0
Total liabilities and shareholders' equity	$1,330.4	$1,410.4

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net sales	$616.9	$681.2	$1,202.9	$1,264.7
Cost of sales	539.6	598.7	1,062.7	1,124.3
Gross profit	77.3	82.5	140.2	140.4
Operating expenses:
Selling, general and administrative	50.1	52.5	105.5	120.3
Amortization of intangible assets	0.6	1.0	1.2	2.4
Restructuring	3.7	—	4.5	—
Impairment charges	—	—	12.6	—
Total operating expenses	54.4	53.5	123.8	122.7
Operating income	22.9	29.0	16.4	17.7
Interest expense, net	6.5	7.4	13.4	14.5
(Gain) Loss on sale of business	(1.5)	1.1	(259.0)	1.1
Other expense	—	0.5	—	0.7
Income before provision for income taxes	17.9	20.0	262.0	1.4
Provision for income taxes	2.7	5.8	64.1	0.7
Net income	$15.2	$14.2	$197.9	$0.7

Net income per common share:
Basic	$0.29	$0.24	$3.53	$0.01
Diluted	0.28	0.24	3.49	0.01
Dividends declared per common share	0.05	0.05	3.10	0.10

Adjusted net income per common share:
Basic	$0.39	$0.35	$0.63	$0.48
Diluted	0.39	0.35	0.63	0.47

Weighted Average Shares Outstanding:
Basic	53,117,059	58,698,700	56,116,502	58,516,877
Diluted	53,662,210	59,023,841	56,760,697	58,985,210

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Six Months Ended April 30,
	2024	2023
Cash flows from operating activities:
Net income	$197.9	$0.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	13.0	13.4
Stock-based compensation expense	5.9	7.5
Deferred income taxes	1.7	0.7
Impairment charges	12.6	—
(Gain) Loss on sale of business	(259.0)	1.1
Other non-cash adjustments	0.9	1.1
Changes in operating assets and liabilities, net	(2.6)	(16.3)
Net cash (used in) provided by operating activities	(29.6)	8.2
Cash flows from investing activities:
Purchase of property, plant and equipment	(16.4)	(10.6)
Proceeds from sale of business	318.2	0.6
Other investing activities	0.1	1.1
Net cash provided by (used in) investing activities	301.9	(8.9)
Cash flows from financing activities:
Net proceeds from borrowings on revolving credit facility	70.0	—
Payment of dividends	(185.5)	(6.1)
Repurchase and retirement of common stock	(126.1)	—
Other financing activities	(13.8)	(4.6)
Net cash used in financing activities	(255.4)	(10.7)
Net increase (decrease) in cash and cash equivalents	16.9	(11.4)
Cash and cash equivalents, beginning of period	21.3	20.4
Cash and cash equivalents, end of period	$38.2	$9.0

Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$11.3	$12.4
Income taxes, net of refunds	$42.5	$0.6

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net Sales:
Specialty Vehicles	$437.4	$425.0	$854.6	$783.0
Recreational Vehicles	179.7	256.6	349.1	482.6
Corporate & Other	(0.2)	(0.4)	(0.8)	(0.9)
Total	$616.9	$681.2	$1,202.9	$1,264.7

Adjusted EBITDA:
Specialty Vehicles	$33.8	$20.3	$60.0	$25.6
Recreational Vehicles	12.1	29.1	23.7	53.4
Corporate & Other	(8.4)	(7.5)	(15.7)	(15.8)
Total	$37.5	$41.9	$68.0	$63.2

Adjusted EBITDA Margin:
Specialty Vehicles	7.7%	4.8%	7.0%	3.3%
Recreational Vehicles	6.7%	11.3%	6.8%	11.1%
Total	6.1%	6.2%	5.7%	5.0%

Period-End Backlog:	April 30, 2024	January 31, 2024	October 31, 2023	April 30, 2023
Specialty Vehicles	$4,064.4	$3,864.1	$4,076.7	$3,358.5
Recreational Vehicles	274.7	376.7	385.2	495.0
Total	$4,339.1	$4,240.8	$4,461.9	$3,853.5

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended April 30, 2024
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$25.0	$10.4	$(20.2)	$15.2
Depreciation and amortization	4.4	1.6	0.5	6.5
Interest expense, net	2.2	0.1	4.2	6.5
Provision for income taxes	—	—	2.7	2.7
EBITDA	31.6	12.1	(12.8)	30.9
Transaction expenses	—	—	1.4	1.4
Restructuring costs	3.7	—	—	3.7
Stock-based compensation expense	—	—	3.0	3.0
Gain on sale of business	(1.5)	—	—	(1.5)
Adjusted EBITDA	$33.8	$12.1	$(8.4)	$37.5

	Three Months Ended April 30, 2023
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$11.7	$26.6	$(24.1)	$14.2
Depreciation and amortization	3.9	2.0	0.6	6.5
Interest expense, net	2.5	—	4.9	7.4
Provision for income taxes	—	—	5.8	5.8
EBITDA	18.1	28.6	(12.8)	33.9
Transaction expenses	—	—	0.2	0.2
Restructuring related charges	1.3	—	1.9	3.2
Stock-based compensation expense	—	—	1.6	1.6
Legal matters	—	0.5	1.1	1.6
Loss on sale of business	1.1	—	—	1.1
Other items	(0.2)	—	0.5	0.3
Adjusted EBITDA	$20.3	$29.1	$(7.5)	$41.9

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Six Months Ended April 30, 2024
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$280.2	$20.3	$(102.6)	$197.9
Depreciation & amortization	8.7	3.2	1.1	13.0
Interest expense, net	4.6	0.2	8.6	13.4
Provision for income taxes	—	—	64.1	64.1
EBITDA	293.5	23.7	(28.8)	288.4
Transaction expenses	—	—	6.4	6.4
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring costs	4.5	—	—	4.5
Restructuring related charges	6.1	—	—	6.1
Impairment charges	12.6	—	—	12.6
Stock-based compensation expense	—	—	5.9	5.9
Legal matters	2.3	—	0.6	2.9
Gain on sale of business	(259.0)	—	—	(259.0)
Adjusted EBITDA	$60.0	$23.7	$(15.7)	$68.0

	Six Months Ended April 30, 2023
	Specialty Vehicles	Recreational Vehicles	Corporate & Other	Total
Net income (loss)	$7.5	$48.3	$(55.1)	$0.7
Depreciation & amortization	7.7	4.6	1.1	13.4
Interest expense, net	4.8	—	9.7	14.5
Provision for income taxes	—	—	0.7	0.7
EBITDA	20.0	52.9	(43.6)	29.3
Transaction expenses	—	—	0.4	0.4
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring related charges	3.8	—	5.0	8.8
Stock-based compensation expense	—	—	7.5	7.5
Legal matters	0.9	0.5	14.0	15.4
Loss on sale of business	1.1	—	—	1.1
Other items	(0.2)	—	0.7	0.5
Adjusted EBITDA	$25.6	$53.4	$(15.8)	$63.2

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Net income	$15.2	$14.2	$197.9	$0.7
Amortization of intangible assets	0.6	1.0	1.2	2.4
Transaction expenses	1.4	0.2	6.4	0.4
Sponsor expense reimbursement	—	—	0.2	0.2
Restructuring costs	3.7	—	4.5	—
Restructuring related charges	—	3.2	6.1	8.8
Impairment charges	—	—	12.6	—
Stock-based compensation expense	3.0	1.6	5.9	7.5
Legal matters	—	1.6	2.9	15.4
(Gain) Loss on sale of business	(1.5)	1.1	(259.0)	1.1
Other items	—	0.3	—	0.5
Income tax effect of adjustments	(1.5)	(2.4)	56.9	(9.1)
Adjusted Net Income	$20.9	$20.8	$35.6	$27.9

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net income (5)	$230.0	$245.4
Depreciation and amortization	27.0	25.0
Interest expense, net	28.0	26.0
Provision for income taxes	76.7	81.8
EBITDA	361.7	378.2
Transaction expenses	7.0	6.5
Sponsor expense reimbursement	0.2	0.2
Restructuring costs	9.0	8.0
Restructuring related charges	6.1	6.1
Impairment charges	12.6	12.6
Stock-based compensation expense	10.5	9.5
Legal matters	2.9	2.9
Gain on sale of business	(259.0)	(259.0)
Adjusted EBITDA	$151.0	$165.0

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net income (5)	$230.0	$245.4
Amortization of intangible assets	2.3	2.3
Transaction expenses	7.0	6.5
Sponsor expense reimbursement	0.2	0.2
Restructuring costs	9.0	8.0
Restructuring related charges	6.1	6.1
Impairment charges	12.6	12.6
Stock-based compensation expense	10.5	9.5
Legal matters	2.9	2.9
Gain on sale of business	(259.0)	(259.0)
Income tax effect of adjustments	54.2	55.9
Adjusted Net Income	$75.8	$90.4

REV GROUP, INC. AND SUBSIDIARIES
ADJUSTED FREE CASH FLOW OUTLOOK RECONCILIATION

(In millions; unaudited)

	Fiscal Year 2024
	Low	High
Net cash provided by operating activities	$20.0	$35.3
Cash income taxes - divestiture activities	66.0	66.5
Transaction expenses - divestiture activities	5.0	5.0
Less: Capital expenditures	(30.0)	(35.0)
Adjusted Free Cash Flow	$61.0	$71.8

5 Does not include any non-recurring charges that may occur during the period shown other than those presented in this reconciliation. See “Cautionary Statement About Forward-Looking Statements” above